Exhibit 99.1

 SIGNATURE GROUP HOLDINGS, INC. MAKES NEXT SIGNIFICANT STEP TOWARD ITS EFFORTS TO RETURN TO SEC COMPLIANCE BY FILING ITS ANNUAL AND QUARTERLY REPORTS FOR FISCAL YEAR 2010

SHERMAN OAKS, Calif. – July 5, 2011 – Signature Group Holdings, Inc. (the “Company” or “Signature”) (OTC Pink Sheets: SGGH), today announced that it has filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “10-K”). The Company concurrently filed its quarterly reports on Form 10-Q for the quarters ended March 31, 2010; June 30, 2010; and September 30, 2010 (the “10-Qs”), which had not been previously filed. The Company intends to begin filing its 2011 quarterly reports on Form 10-Q during the third quarter of 2011.

For fiscal 2010, the Company reported a net loss from “Continuing Operations” of $25.4 million and a net loss from “Discontinued Operations” of $14.1 million. As of December 31, 2010, the Company had total assets of $135.5 million and total shareholders’ equity of $73.7 million. The majority of Signature’s assets include cash and cash equivalents, liquid, short-term investments and residential mortgage-related assets. In addition, the Company maintains a federal net operating loss carryforward estimated at approximately $882.7 million at December 31, 2010.

The Company’s “Continuing Operations” present the financial condition and results of operations for the assets, liabilities, businesses and operations that are consistent with Signature’s current business strategy. The Company’s “Discontinued Operations” present the financial condition and results of operations for the assets, liabilities, business and operations that were sold or discontinued by Fremont General Corporation (“Fremont General”) and its former subsidiary Fremont Investment & Loan prior to December 31, 2009. Signature was formerly known as “Fremont General Corporation”, which filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in June 2008 and emerged from bankruptcy proceedings on June 11, 2010. Under a plan of reorganization confirmed by the bankruptcy court, the Company currently has a new management team and business model, which utilizes certain legacy assets of Fremont General as part of the Company’s new businesses. The Company no longer engages in banking or residential mortgage lending.

Craig Noell, President and Chief Executive Officer, said, “The 2010 results reflect the performance of the legacy assets and discontinued operations of Fremont General prior to our emergence from bankruptcy proceedings, as well as the fact that we are in the early stages of utilizing these legacy assets to reposition the Company to implement our new business plan. Our continuing business plan is to transition the company through special situation credits and acquisitions of middle market businesses and specialty assets.”

“Today’s filing of our 2010 10-K and the 10-Qs brings us one step closer to becoming current in our SEC reporting. We anticipate that we will begin filing our SEC reports for 2011 during the third quarter of 2011.”

More details about the Company’s plans are included in the 10-K and the plan of reorganization.

The filing of the 10-K and the 10-Qs with the SEC follows the recent completion and filing of a comprehensive annual report on Form 10-K that included, in one comprehensive filing, business and financial information for the fiscal years ended December 31, 2007, 2008 and 2009, and the quarterly periods of 2008 and 2009.

Update on Outstanding Bankruptcy Claims

During Fremont General’s bankruptcy proceedings, there were nearly 1,000 claims made that aggregated $1.14 billion. To date, the Company has resolved all but 53 claims, which total $14.3 million in the aggregate.

“We've made significant progress resolving these legacy claims,” Mr. Noell commented. “Of the outstanding claims, more than $10 million relates to claims made by former employees and another $2 million relates to litigation where the Company previously was the prevailing party. While we would like to resolve these claims as soon as possible, we are focused on dealing with these claims in the best interest of the Company and its shareholders,” Mr. Noell continued.

The Company is actively seeking the voluntary withdrawal of these remaining claims. However, several of the claims are in actual dispute and to the extent the Company is unable to obtain voluntary withdrawals by the claimants, or reach satisfactory settlement, it intends to vigorously defend against them.

About Signature Group Holdings, Inc.

Signature is a financial services company focused primarily on lending to and acquiring middle market companies. Signature’s lending business provides secured debt financing. The Company also makes strategic acquisitions of businesses and specialty assets. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.